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                                                                     Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated December 17, 2007 on the financial statements of the Threadneedle Global Equity Fund (formerly RiverSource Global Equity Fund) and the Threadneedle Emerging Markets Fund (formerly RiverSource Emerging Markets Fund) of the RiverSource Global Series, Inc. included in the Annual Report for the period ended October 31, 2007, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 55 to the Registration Statement (Form N-1A, No. 33-25824) of the RiverSource Global Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
June 23, 2008